Exhibit 99.1

AVROBIO Reports Second Quarter 2020 Financial Results and Provides Business Update

New data indicate stable kidney function across the two Fabry disease clinical studies up to 32 months

New six-month Phase 2 FAB-201 data from first patient treated using AVROBIO’s plato ® gene therapy platform show continued reduction in toxic metabolite plasma lyso-Gb3 and increased leukocyte and plasma enzyme activity

Sustained clinical data across multiple other measures for Phase 1 and Phase 2 trials for Fabry disease

First patient has been dosed in global Phase 1/2 clinical trial for Gaucher disease type 1 and second patient has been dosed in investigator-sponsored Phase 1/2 clinical trial for cystinosis

CAMBRIDGE, Mass., Aug. 6, 2020 — AVROBIO, Inc. (Nasdaq: AVRO), a leading clinical-stage gene therapy company with a mission to free people from a lifetime of genetic disease, today reported financial results for the second quarter ended June 30, 2020 and provided a business update.

“We have continued to progress our clinical trials despite the challenges of the COVID-19 global pandemic and have now dosed 12 patients across four clinical trials, with initial data from the first patient dosed in our Gaucher program expected later this year,” said Geoff MacKay, AVROBIO’s president and CEO. “As we look at the new data that we released this quarter, we’re pleased to see that longer-term measures suggest kidney function is stable across our Fabry trials. This is a critically important functional measure for people living with Fabry disease, as Fabry disease progression is characterized by a marked decrease in kidney function. We believe these clinically meaningful data further reinforce the potential of our single-dose investigational gene therapies to deliver a new standard of care for lysosomal disorders.”

Clinical Trials of AVR-RD-01 in Fabry Disease: Data Updates

AVROBIO is conducting two clinical trials for its investigational gene therapy for Fabry disease, which continue to generate data relating to durability and tolerability with interim results that could support potential first-line use.

Phase 2 FAB-201 clinical trial

Four patients have been dosed in the global Phase 2 FAB-201 trial evaluating treatment-naïve patients. New data from these patients, now six to 22 months post-gene therapy, include:

•	All four patients show sustained increased leukocyte and plasma enzyme activity, suggesting the continued production of an endogenous supply of functional alpha-galactosidase (AGA) enzyme.

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Levels of the toxic metabolite plasma lyso-Gb3, a key biomarker for monitoring Fabry disease, have decreased 86, 49 and 59 percent from baseline for Patients 1, 3 and 4 at 22, 12 and six months, respectively. Patient 2, a cardiac variant who does not have classic Fabry disease, did have very low levels of plasma lyso-Gb3 at baseline and hence did not show a meaningful decrease in plasma lyso-Gb3 levels, as expected for such a variant.

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A kidney biopsy was successfully obtained on Patient 3, but due to human error at the external laboratory vendor, appropriate handling of the biopsy failed and the kidney Gb3 inclusions could not be evaluated and will not be available. AVROBIO’s Quality Assurance team has worked closely with the external vendor to identify the cause of the error and determine additional protocols for implementation by the vendor that are designed to prevent similar errors in the future.

•	Other data and important functional measures obtained from Patient 3 include:

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Kidney function measures, including estimated glomerular filtration rate (eGFR) and measured glomerular filtration rate (mGFR), which indicated the patient’s kidney function is stable compared to baseline, consistent with the other patients in the AVR-RD-01 Phase 1 and Phase 2 trials at the 48-week timepoint.

•	Cardiac function measures, including ejection fraction (EF), left ventricular (LV) mass and LV mass index, remain stable and in the normal range.

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As previously reported, the kidney biopsy for Patient 1 in the trial showed an 87-percent reduction in Gb3 inclusions per peritubular capillary compared to baseline. Patient 2, a cardiac variant who does not have classic Fabry disease, did not have any Gb3 accumulated in the kidney at baseline and as such did not demonstrate any response in this endpoint, as expected for such a variant. The kidney biopsy for Patient 4 is expected in 1Q 2021.

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Patient 4, now six months following dosing with drug product manufactured using AVROBIO’s plato® gene therapy platform, showed a stable vector copy number (VCN) of 1.17 and AGA enzyme activity 5.1-fold higher in leukocytes and 3.7-fold higher in plasma compared to the mean activity level of the first three patients in the same trial at the same timepoint, who were treated using an academic platform.

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New eGFR data, which is a measure of kidney function, was stable across all patients in the trial up to 22 months following dosing. eGFR is well documented in natural history studies to decline in classic male Fabry disease patients and we interpret the consistent emerging data set showing stable eGFR as positive.

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Anticipate patient dosing may resume incrementally, as allowed by hospitals and travel restrictions, but further delays are expected as sites remain impacted by COVID-19-related care. We have multiple patients identified as possible trial participants once hospitals and travel restrictions allow.

Phase 1 FACTs (Fabry disease Clinical research and Therapeutics) trial for Fabry disease

Five patients are participating in the fully enrolled Phase 1 investigator-led clinical trial. New data from these patients, now all out one year or more, up to 32 months post gene therapy, include:

•	All five patients show sustained increased leukocyte and plasma enzyme activity.

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Toxic metabolite plasma lyso-Gb3 levels are lower or similar to the levels observed when the patient received only enzyme replacement therapy (ERT) prior to administration of AVR-RD-01. Plasma lyso-Gb3 levels for Patient 4, who discontinued ERT six months post gene therapy administration, showed a slight increase in plasma lyso-Gb3 levels but his lyso-Gb3 levels remain within range for Fabry disease patients on ERT observed in this study and he remains off ERT.

•	VCN across all patients is stable, with a range between 0.1 and 0.6, up to 32 months following dosing.

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New eGFR data was stable up to 32 months following dosing across four patients in this trial. The other patient who entered the trial with moderate chronic kidney disease and an eGFR below 50 mL/min/1.73m2, has not stabilized his kidney function, which is to be expected given the low initial eGFR. He also remains on ERT.

Overall, all patients in the Phase 1 trial who discontinued ERT after dosing with AVR-RD-01 remain off ERT.

As of the most recent safety data cut-off date of April 23, 2020, there have been no serious adverse events (SAEs) attributed to the AVR-RD-01 drug product in either the Phase 1 or Phase 2 trial. Through the safety data cut-off date, four SAEs have been reported in the FAB-201 trial and two SAEs in the Phase 1 trial. Across both studies, each of the SAEs has been consistent with expectations of the stem cell mobilization, conditioning regimen, underlying disease or pre-existing conditions. Anti-AGA antibody titers have been observed in four patients in the Phase 1 trial and two patients in the Phase 2 trial. We believe none of these are of clinical significance.

Slides with these new data can be found in the company’s current corporate overview presentation here.

Other Program Updates and Milestones

AVR-RD-04 Phase 1/2 investigator-sponsored clinical trial for cystinosis

AVROBIO’s investigational gene therapy for cystinosis is being evaluated in a single-arm, Phase 1/2 trial sponsored by the University of California, San Diego (UCSD)1 and is expected to enroll up to six patients.

•	Patient 2 was dosed in June 2020.

•	Six-month data for both eGFR and serum creatinine measures from Patient 1 was presented at ASGCT in May 2020.

•	Patient recruitment activities continue.

AVR-RD-02 Phase 1/2 trial for Gaucher disease

AVROBIO’s investigational gene therapy for Gaucher disease is being studied in the GuardOne clinical trial, a Phase 1/2 trial to evaluate the safety and efficacy in individuals with Gaucher disease type 1. The trial is expected to enroll eight to 16 patients between the ages of 18 and 35 who are treatment-naïve and on ERT.

•	Patient 1 was dosed in AVROBIO’s global Phase 1/2 clinical trial in July 2020.

•	Subsequent new patient dosing and enrollment timelines have been impacted by the COVID-19 pandemic. However, patient recruitment activities continue for our clinical sites in Australia and Canada.

•	New clinical sites expected to open in the U.S. and Israel in the fourth quarter of the year.

AVR-RD-03 preclinical program in Pompe disease

AVROBIO’s research program for Pompe disease, AVR-RD-03, is currently advancing a candidate through pre-clinical studies.

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Data presented at ASGCT in May 2020 showed the ability of AVROBIO’s optimized lentiviral vectors, in combination with a proprietary Glycosylation-Independent Lysosomal Targeting (GILT)-tag technology, to demonstrate significant glycogen reduction in both the muscle and central nervous system of a Pompe disease mouse model.

•	A preclinical Investigational New Drug (IND)-enabling proof-of-concept study is currently underway and expected to conclude in 2020.

[1]

Collaborator-sponsored Phase 1/2 clinical trial of AVR-RD-04 is funded in part by grants to UCSD from the California Institute for Regenerative Medicine (CIRM), Cystinosis Research Foundation (CRF) and National Institutes of Health (NIH).

Business Updates

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Kim Raineri has been appointed as chief manufacturing and technology officer (CMTO). Kim Warren, Ph.D., AVROBIO’s founding CMTO, will retire at the end of July but will continue in a consultant role during the transition phase.

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AVROBIO expects to host its first R&D Day virtually in 4Q 2020 and intends to provide an update on ongoing clinical programs, a review of other pipeline programs and an in-depth overview of its plato platform.

Second Quarter 2020 Financial Results

AVROBIO reported a net loss of $28.8 million for the second quarter of 2020 as compared to a net loss of $16.1 million for the comparable period in 2019. This increase was due to increased research and development expenses, as well as increased general and administrative expenses.

Research and development expenses were $20.9 million for the second quarter of 2020 as compared to $12.3 million for the comparable period in 2019. This increase was driven by increased program development activities related to the advancement of the company’s pipeline, as well as increased personnel-related costs resulting from an increase in employee headcount, which includes the impact of non-cash stock-based compensation.

General and administrative expenses were $8.0 million for the second quarter of 2020 as compared to $4.3 million for the comparable period in 2019. This increase was primarily due to an increase in employee headcount, which includes the impact of non-cash stock-based compensation, as well as professional fees and consulting costs.

As of June 30, 2020, AVROBIO had $244.4 million in cash and cash equivalents, as compared to $187.0 million in cash and cash equivalents as of December 31, 2019. Based on the company’s current operating plan, AVROBIO expects its cash and cash equivalents as of June 30, 2020 will enable the company to fund its operating expenses and capital expenditure requirements into the second half of 2022.

About AVROBIO

Our mission is to free people from a lifetime of genetic disease with a single dose of gene therapy. We aim to halt or reverse disease throughout the body by driving durable expression of functional protein, even in hard-to-reach tissues and organs including the brain, muscle and bone. Our clinical-stage programs include Fabry disease, Gaucher disease and cystinosis and we also are advancing a program in Pompe disease. AVROBIO is powered by the plato® gene therapy platform, our foundation designed to scale gene therapy worldwide. We are headquartered in Cambridge, Mass., with an office in Toronto, Ontario. For additional information, visit avrobio.com, and follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “aims,” “anticipates,” “believes,” “could,” “designed to,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words and phrases or similar expressions that are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding our business strategy for and the potential therapeutic benefits of our prospective product candidates; the design, commencement, enrollment and timing of ongoing or planned clinical trials and regulatory pathways; the timing of patient recruitment and enrollment activities, clinical trial results, and product approvals, including the expected timing of the kidney biopsy for the fourth patient in our Phase 2 FAB-201 clinical trial for AVR-RD-01; the timing of our ongoing preclinical studies, including our IND-enabling proof-of-concept study of AVR-RD-03 for Pompe disease; the anticipated benefits of our gene therapy platform including the potential impact on our commercialization activities, timing and likelihood of success; the expected benefits and results of our implementation of the plato platform in our clinical trials and gene therapy programs; the expected safety profile of our investigational gene therapies; the potential impact of the COVID-19 outbreak on our clinical trial programs and business generally, as well as our plans and expectations with respect to the timing and resumption of any development activities that may be temporarily paused as a result of the COVID-19 outbreak; and statements regarding our financial and cash position and expected cash runway. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Results in pre-clinical or early-stage clinical trials may not be indicative of results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements, or the scientific data presented.

Any forward-looking statements in this press release are based on AVROBIO’s current expectations, estimates and projections about our industry as well as management’s current beliefs and expectations of future events only as of today and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that any one or more of AVROBIO’s product candidates will not be successfully developed or commercialized; the risk of cessation or delay of any ongoing or planned clinical trials of AVROBIO or our collaborators; the risk that AVROBIO may not successfully recruit or enroll a sufficient number of patients for our clinical trials; the risk that AVROBIO may not realize the intended benefits of our gene therapy platform, including the features of our plato platform; the risk that our product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that we anticipate; the risk that prior results, such as signals of safety, activity or durability of effect, observed from pre-clinical or clinical trials, will not be replicated or will not continue in ongoing or future studies or trials involving AVROBIO’s product candidates; the risk that we will be unable to obtain and maintain regulatory approval for our product candidates; the risk that the size and growth potential of the market for our product candidates will not materialize as expected; risks associated with our dependence on third-party suppliers and manufacturers; risks regarding the accuracy of our estimates of expenses and future revenue; risks relating to our capital requirements and needs for additional financing; risks relating to clinical trial and business interruptions resulting from the COVID-19 outbreak or similar public health crises, including that such interruptions may materially delay our development timeline and/or increase our development costs or that data collection efforts may be impaired or otherwise impacted by such crises; and risks relating to our ability to obtain and maintain intellectual property protection for our product candidates. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause AVROBIO’s actual results to differ materially and adversely from those contained in the forward-looking statements, see the section entitled “Risk Factors” in AVROBIO’s most recent Quarterly Report, as well as discussions of potential risks, uncertainties and other important factors in AVROBIO’s subsequent filings with the Securities and Exchange Commission. AVROBIO explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Investor Contact:

Christopher F. Brinzey

Westwicke, an ICR Company

339-970-2843

chris.brinzey@westwicke.com

Media Contact:

Tom Donovan

Ten Bridge Communications

857-559-3397

tom@tenbridgecommunications.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	December 31,
	2020	2019
Cash and cash equivalents	$244,380	$187,043
Prepaid expenses and other current assets	6,640	8,658
Property and equipment, net	3,580	3,696
Other assets	968	1,117

Total assets	$255,568	$200,514

Accounts payable	$2,619	$3,949
Accrued expenses and other current liabilities	12,792	10,068
Deferred rent, net of current portion	370	484

Total liabilities	15,781	14,501

Total stockholders’ equity	239,787	186,013

Total liabilities and stockholders’ equity	$255,568	$200,514

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating expenses:
Research and development	$20,866	$12,267	$39,140	$24,713
General and administrative	7,991	4,345	16,306	9,599

Total operating expenses	28,857	16,612	55,446	34,312
Loss from operations	(28,857)	(16,612)	(55,446)	(34,312)

Total other income (expense), net	29	557	645	1,154

Net loss	$(28,828)	$(16,055)	$(54,801)	$(33,158)

Net loss attributable to common stockholders – basic and diluted	$(28,828)	$(16,055)	$(54,801)	$(33,158)

Net loss per share attributable to common stockholders — basic and diluted	$(0.80)	$(0.67)	$(1.57)	$(1.38)

Weighted-average number of common shares used in computing net loss per share attributable to common stockholders—basic and diluted	36,104,919	24,046,262	34,885,804	23,985,717